UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 24, 2014

CAMBREX CORPORATION
(Exact name of Registrant as specified in its charter)

DELAWARE	1-10638	22-2476135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE MEADOWLANDS PLAZA, EAST RUTHERFORD, NEW JERSEY	07073
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(201) 804-3000

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(d) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 24, 2014, Shlomo Yanai has been appointed as the new Non-Executive Chairman of the Board of Directors of Cambrex Corporation (“Cambrex” or the “Company”).  He will also serve on the Compensation and Governance Committees of the Board.  Mr. Yanai’s election followed the retirement, effective April 24, 2014, of John R. Miller, from his position as Non-Executive Chairman of the Board and from the Company’s Board of Directors. Mr. Miller also served on the Compensation and Governance Committees of the Board.

Mr. Yanai as Non-Executive Chairman of the Board will receive a $245,000 annual cash retainer.  He also participates in the Directors’ Equity Program and receives on the first business day following the annual meeting of the Company’s shareholders an annual award of such number of restricted stock units equivalent in value to $50,000.  Such restricted stock units do not vest until the date that is six months following the date of grant.  In addition, on the date of the annual meeting, Mr. Yanai will be awarded an option to purchase shares of the Company’s common stock under the 2012 Equity Incentive Plan for Non-Employee Directors.  The value of this award is $30,000 with the number of shares awarded based on the value of the option, which is estimated on the date of the grant using the Black-Scholes option-pricing model.

Mr. Yanai joined Cambrex in November 2012 as its Non-Executive Vice Chairman and as a member of the Governance Committee.  Mr. Yanai served from 2007 until mid-2012 as President and Chief Executive Officer of Teva Pharmaceutical Industries Ltd., during which time Teva increased revenues from $8.4 billion to approximately $20 billion.  From 2003 to 2006, Mr. Yanai was the President and Chief Executive Officer of Makhteshim Agan Industries, a leading global agro-chemicals company.  Mr. Yanai also served as a member of the Board of Directors of the Bank Leumi Le-Israel, Israel’s second largest bank, LycoRed Natural Products Industries and I.T.L. Optronics Ltd.  Until his retirement from the Israeli Army in 2001 at the rank of Major General, Mr. Yanai was the head of the Strategy Planning Branch of General Headquarters of the Israel Defense Forces.  Currently, Mr. Yanai is a member of the Board of Governors of Technion, the Israel Institute of Technology and the International Advisory Board, M.B.A. program of Ben-Gurion University.   Mr. Yanai is also a member of the Board of Directors of Lumenis, Ltd., a publicly traded medical products company and an honorary member of the Board of The Institute for Policy and Strategy of the Interdisciplinary Center (IDC), Herzliya.

On April 24, 2014, Cambrex issued a press release announcing certain of the foregoing changes.  The press release is attached to this Form 8-K as Exhibit 99.1.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On April 24, 2014, the Company held its annual meeting of stockholders pursuant to notice duly given.  The proposals are described in the Proxy Statement.  Each of the proposals was approved by the stockholders pursuant to the voting results set forth below.

1.  Proposal 1 – Election of Directors. All of the nominees for director were elected for a term expiring at the annual meeting of stockholders in 2015 by the votes set forth in the table below:

	For	Against	Abstain	Broker Non-Votes
Rosina B. Dixon	26,649,854	553,347	121,011	1,683,142
Kathryn Rudie Harrigan	26,669,759	534,042	120,311	1,683,242
Leon J. Hendrix, Jr.	25,828,310	1,375,092	120,711	1,683,241
Ilan Kaufthal	26,335,657	867,544	120,911	1,683,242
Steven M. Klosk	26,653,344	550,057	120,711	1,683,241
William B. Korb	26,674,160	529,942	120,011	1,683,242
Peter G. Tombros	26,677,485	526,316	120,311	1,683,241
Shlomo Yanai	26,893,637	309,965	120,511	1,683,241

2.  Proposal 2 – Say on Pay.  The Company’s stockholders approved, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Proxy Statement, as set forth below:

For	Against	Abstain	Broker Non-Votes
25,570,874	1,627,900	125,339	1,683,241

3. Proposal 3 – Ratification of Independent Registered Public Accountants. The Company’s stockholders ratified the appointment of BDO USA, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2014, by the votes set forth in the table below:

For	Against	Abstain
28,477,618	412,665	177,070

The proposal to ratify the appointment of BDO USA, LLP was a routine matter and, therefore, there were no broker non-votes to that matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

CAMBREX CORPORATION

Date:	April 24, 2014	By:	/s/William M. Haskel
		Name:	William M. Haskel
		Title:	Senior Vice President